Exhibit 10.34

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of January 9, 2023 (the “Effective Date”) by and between Solid Biosciences Inc. (the “Company”) and Kevin Tan (the “Executive”) (together, the “Parties”).

RECITALS

WHEREAS, the Company desires to employ the Executive as its Chief Financial Officer and Treasurer; and

WHEREAS, the Executive has agreed to accept such employment with the Company on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the Parties herein contained, the Parties hereto agree to the following terms, which shall govern the Executive’s employment:

1.
Agreement. This Agreement shall be effective as of the Effective Date. The Executive’s employment on the terms contained in this Agreement shall commence on the Effective Date and shall continue until such employment relationship is terminated in accordance with Section 6 hereof (the “Term of Employment”).
2.
Position. During the Term of Employment, the Executive shall serve as the Chief Financial Officer and Treasurer of the Company, working out of the Company’s office in Charlestown, Massachusetts, and travelling as reasonably required by the Executive’s job duties.
3.
Scope of Employment. During the Term of Employment, the Executive shall be responsible for the performance of those duties consistent with the Executive’s position as Chief Financial Officer and Treasurer. The Executive shall report to the Chief Executive Officer of the Company and/or the Company’s board of directors (the “Board”) and shall perform and discharge faithfully, diligently, and to the best of the Executive’s ability, the Executive’s duties and responsibilities hereunder. The Executive shall devote substantially all of the Executive’s business time, loyalty, attention and efforts to the business and affairs of the Company and its affiliates. Membership on boards of directors of up to two other companies will be permitted only with the express approval of the Chief Executive Officer, and membership on boards of directors of community, charitable or industry organizations will be permitted only provided that such activities do not create a conflict of interest or otherwise interfere with the Executive’s performance of the Executive’s duties hereunder, as determined by the Chief Executive Officer in the Chief Executive Officer’s sole discretion. The Executive agrees to abide by the written rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company.
4.
Compensation. As full compensation for all services rendered by the Executive to the Company and any affiliate thereof, during the Term of Employment, the Company will provide to the Executive the following:

(a)
Base Salary. The Executive shall receive a base salary at the annualized rate of

$425,000 (the “Base Salary”). The Executive’s Base Salary shall be paid in equal installments in accordance with the Company’s regularly established payroll procedures. The Executive’s Base Salary will be reviewed from time to time by the Board and is subject to change in the discretion of the Board.

(b)
Annual Discretionary Bonus. The Executive will be eligible to earn an annual performance bonus targeted at 40% of the Executive’s Base Salary (the “Target Bonus”), based upon the Board’s assessment of the Executive’s performance against objective criteria and the Company’s attainment of targeted goals as set by the Board in its sole discretion. The Board may determine to provide the bonus in the form of cash, equity award(s), or a combination of cash and equity. Following the close of each calendar year, the Board will determine whether the Executive has earned a performance bonus, and the amount of any performance bonus, based on the set objective criteria. No amount of the annual bonus is guaranteed, and the Executive must be an employee in good standing on the date of payment in order to be eligible for any annual bonus, as such bonus also serves as an incentive for the Executive to remain employed by the Company, except as specifically set forth below; provided that if the Executive is terminated by the Company without Cause after January 1 but prior to the payment of any annual bonus that would have been paid under this Section 4(b) for the year prior to the year in which the Executive’s employment is terminated, the Executive shall be entitled to receive, on the payment date, one hundred percent of the Target Bonus (which for the avoidance of doubt, shall not be less than 40% of Executive’s Base Salary on the date of termination), less all applicable taxes and withholdings. Any bonus determined by the Board to be payable to the Executive for 2023 shall not be prorated based on the starting date and, for the avoidance of doubt, the Company acknowledges and agrees that Executive shall be entitled to the full amount of the annual bonus determined by the Board to be payable for 2023. The objective criteria used to assess Executive’s performance will be reviewed from time to time by the Board and is subject to change in the discretion of the Board.
(c)
Equity Award. Subject to approval by the compensation committee of the Board or a majority of the Company’s Independent Directors as defined in Nasdaq Listing Rule 5605(a)(2), and in consideration of and contingent upon the Executive entering into the Noncompetition Agreement following the Executive’s commencement of employment as set forth in Section 9 below and adhering to the non-competition provisions set forth therein, the Company will grant to the Executive:
(i)
a non-qualified stock option (the “Option”) to purchase 90,000 shares of the Company’s common stock, such Option to (1) have an exercise price per share equal to the fair market value of the Company’s common stock on the date of grant, (2) vest and become exercisable, subject to the Executive’s continued employment on each applicable vesting date, at a rate of 25% of the total shares underlying the Option on the first anniversary of the grant date and, following that, as to an additional 1/48th of the total shares underlying the Option upon the Executive’s completion of each additional month of service over the 36-month period measured from the first anniversary of the grant date, (3) have a term of up to 10 years and (4) have such other terms as are set forth in the applicable Option agreement.

(ii)
45,000 restricted stock units (the “RSUs” and, together with the Option, the “Equity Awards”), which RSUs shall (1) entitle the Executive to receive one share of the Company’s common stock for each RSU that vests, (2) vest and become exercisable, subject to the Executive’s continued employment on each applicable vesting date, at a rate of 25% of the total shares underlying the RSUs on each anniversary of the grant date and (3) have such other terms as are set forth in the applicable RSU agreement.
(iii)
The Equity Awards will be granted outside of the Company’s equity incentive plans as “inducement grants” within the meaning of Nasdaq Listing Rule 5635(c)(4). The Equity Awards are subject to adjustment for stock splits, combinations or other changes in capitalization.
(iv)
The Executive shall also be eligible to receive additional equity awards, if any, at such times and on such terms and conditions as the Board shall, in its sole discretion, determine.
(d)
Paid Time Off. The Executive shall receive paid vacation time plus sick time, consistent with the Company’s policies as in effect from time to time, but in no event shall Executive receive less than fifteen (15) days of paid vacation each calendar year. In addition, the Executive shall receive paid time off for Company holidays which are set annually and in accordance with Company policy.
(e)
Benefits. Subject to eligibility requirements and the Company’s polices, the Executive shall have the right, on the same basis as other employees of the Company, to participate in, and to receive benefits under, any medical, vision and dental insurance policy maintained by the Company and the Company shall pay a portion of the cost of the premiums for such medical, vision and dental insurance that is consistent with the Company’s then current employee benefit policy if the Executive elects to participate in such plans. Benefits are subject to change at any time in the Company’s sole discretion.
(f)
Withholdings. All compensation payable to the Executive shall be subject to applicable taxes and withholdings.
5.
Expenses. The Executive will be reimbursed for the Executive’s actual, necessary and reasonable business expense pursuant to Company policy, subject to the provisions of Section 3 of Exhibit A attached hereto.
6.
Employment Termination. This Agreement and the employment of the Executive shall terminate upon the occurrence of any of the following:
(a)
Upon the death of the Executive or at the election of the Company due to the Executive’s “Disability”. As used in this Agreement, the term “Disability” shall mean a physical or mental illness or disability that prevents the Executive from performing the duties of the Executive’s position for a period of more than any three consecutive months or for periods aggregating more than twenty-six weeks during any twelve-month period. The Company shall determine in good faith and in its sole discretion whether the Executive is unable to perform the services provided for herein.

(b)
At the election of the Company, with or without “Cause” (as defined below), immediately upon written notice by the Company to the Executive. As used in this Agreement, “Cause” shall mean a finding by the Company’s Chief Executive Officer or the Board that the Executive:
(i)
performed the Executive’s duties, in the good faith opinion of the Company’s Chief Executive Officer or the Board, in a grossly negligent or reckless manner or with willful malfeasance;

(ii)
exhibited habitual drunkenness or engaged in substance abuse;
(iii)
committed any (A) material violation of any state or federal law relating to the workplace environment (including, without limitation, laws relating to sexual harassment or age, sex or other prohibited discrimination) or (B) material violation of any material written Company policy which remains uncured for seven (7) days following written notice setting forth in reasonable detail of such material violation by the Company to Executive;
(iv)
willfully failed or refused to perform in the usual manner at the usual time those duties which the Executive regularly and routinely performed in connection with the business of the Company or such other lawful duties reasonably related to the capacity in which the Executive is employed hereunder which may be assigned to the Executive by the Company’s Chief Executive Officer or the Board, which failure or refusal continues for a period of more than seven (7) days after written notice thereof has been provided to the Executive by the Company’s Chief Executive Officer or the Board, such notice to set forth in reasonable detail the nature of such failure or refusal;
(v)
performed any material action when specifically and reasonably instructed in writing (email being sufficient) not to do so by the Company’s Chief Executive Officer or the Board;
(vi)
committed any fraud or used or appropriated for the Executive’s personal use or benefit any funds, properties or opportunities of the Company not authorized by the Company’s Chief Executive Officer or the Board to be so used or appropriated;
(vii)
breached the terms of (A) the Invention, Nondisclosure and Nonsolicitation Agreement, (B) the Non-Competition Agreement, (C) or any other restrictive covenant or confidentiality agreement between Executive and Company; or

(vii) was convicted of, or pled guilty or “no contest” to, any felony or any other crime related to the Executive’s employment or involving moral turpitude.

(c)
At the election of the Executive, with or without “Good Reason” (as defined below), immediately upon written notice by the Executive to the Company (subject, if it is with Good Reason, to the timing provisions set forth in the definition of Good Reason). As used in this Agreement, “Good Reason” shall mean (without the Executive’s consent):

(i)
a material diminution in the nature or scope of Executive’s duties, responsibilities,

or authority;

(ii)
any reduction in the Executive’s base compensation or target bonus percentage, other than a reduction of not more than 3% to the Executive’s base compensation that affects all senior executives of the Company or reductions in base compensation that are the result of the annual number of regular payroll cycles;
(iii)
the Company’s requiring Executive to relocate Executive’s primary office more than fifty (50) miles from the Executive’s then-current primary office; or

(iv)
any material breach of this Agreement (or any other agreement between

Executive and Company) by the Company not otherwise covered by this paragraph;

provided, however, that in each case, the Company shall have a period of not less than thirty (30) days to cure any act constituting Good Reason following Executive’s delivery to the Company of written notice (email being sufficient) within sixty (60) days of the action or omission constituting Good Reason and that the Executive actually terminates employment within thirty

(30) days following the expiration of the Company’s cure period.

7.
Effect of Termination.
(a)
All Terminations Other Than by the Company Without Cause or by the Executive With Good Reason. If the Executive’s employment is terminated under any circumstances other than a Qualifying Termination (as defined below) (including a voluntary termination by the Executive without Good Reason pursuant to Section 6(c), a termination by the Company for Cause pursuant to Section 6(b) or due to the Executive’s death or Disability pursuant to Section 6(a)), the Company’s obligations under this Agreement shall immediately cease and the Executive shall only be entitled to receive (i) the Base Salary that has accrued and to which the Executive is entitled as of the effective date of such termination and to the extent consistent with general Company policy, accrued but unused paid time off through and including the effective date of such termination, to be paid in accordance with the Company’s established payroll procedure and applicable law but no later than the next regularly scheduled pay period, (ii) unreimbursed business expenses for which expenses the Executive has timely submitted appropriate documentation in accordance with Section 5 hereof, (iii) accrued but unused vacation time earned through the date of termination and (iv) any amounts or benefits to which the Executive is then entitled under the terms of the benefit plans then-sponsored by the Company in accordance with their terms (and not accelerated to the extent acceleration does not satisfy Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) (the payments described in this sentence, the “Accrued Obligations”).
(b)
Termination by the Company Without Cause or by the Executive With Good Reason Prior to or More Than Twelve Months Following a Change in Control. If the Executive’s employment is terminated by the Company without Cause pursuant to Section 6(b) or by the Executive with Good Reason pursuant to Section 6(c) (in either case, a “Qualifying Termination”) prior to or more than twelve (12) months following a Change in Control (as defined below), the Executive shall be entitled to the Accrued Obligations. In addition, and subject to Exhibit A and the conditions of Section 7(d), the Company shall: (i) continue to pay to the Executive, in accordance with the Company’s regularly established payroll procedures, the Executive’s Base Salary for a period of twelve (12) months, and (ii) provided the Executive is eligible for and timely elects to continue receiving group medical insurance pursuant to the “COBRA” law, continue to pay (but in no event longer than twelve (12) months following the Executive’s termination date) the share of the premium for health coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage, unless the Company’s provision of such COBRA payments will violate the nondiscrimination requirements of applicable law, in which case this benefit will not apply (collectively, the “Severance Benefits”).

(c)
Termination by the Company Without Cause or by the Executive With Good Reason

Within Twelve Months Following a Change in Control. If a Qualifying Termination occurs within twelve (12) months following a Change in Control, then the Executive shall be entitled to the Accrued Obligations. In addition, and subject to Exhibit A and the conditions of Section 7(d), the Company shall: (i) continue to pay to the Executive, in accordance with the Company’s regularly established payroll procedures, the Executive’s Base Salary for a period of twelve (12) months; (ii) pay to the Executive, in a single lump sum on the Payment Date (as defined below) an amount equal to 100% of the Executive’s Target Bonus for the year in which termination occurs or the Executive’s Target Bonus immediately prior to the Change in Control, if higher (for the avoidance of doubt, the minimum amount paid pursuant to this Section shall equal 40% of Executive’s Base Salary immediately prior to the termination of the Agreement pursuant to this Section), (iii) provided the Executive is eligible for and timely elects to continue receiving group medical insurance pursuant to the “COBRA” law, continue to pay (but in no event longer than twelve (12) months following the Executive’s termination date) the share of the premium for health coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage, unless the Company’s provision of such COBRA payments will violate the nondiscrimination requirements of applicable law, in which case this benefit will not apply, and (iv) provide that the vesting of the Executive’s then-unvested equity awards that vest based solely on the passage of time shall be accelerated, such that all then unvested time-based equity awards shall vest and become fully exercisable or non-forfeitable as of the termination date (collectively, the “Change in Control Severance Benefits”).
(d)
Severance and Release of Claims Agreement. As a condition of the Executive’s receipt of the Severance Benefits or the Change in Control Severance Benefits, as applicable, the Executive must execute and deliver to the Company a severance and release of claims agreement in substantially the form attached hereto as Exhibit D (the “Severance Agreement”), which Severance Agreement must become irrevocable within 60 days following the date of the Executive’s termination of employment (or such shorter period as may be directed by the Company). The Severance Benefits or the Change in Control Severance Benefits, as applicable, will be paid or commence to be paid in the first regular payroll beginning after the Severance Agreement becomes effective, provided that if the foregoing 60 day period (or shorter period as may be directed by the Company) would end in a calendar year subsequent to the year in which the Executive’s employment ends, the Severance Benefits or Change in Control Severance Benefits, as applicable, will not be paid or begin to be paid before the first payroll of the subsequent calendar year (the date the Severance Benefits or Change in Control Severance

Benefits, as applicable, commence pursuant to this sentence, the “Payment Date”).

(e)
Change in Control Definition. For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events, provided that such event or occurrence constitutes a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as defined in Treasury Regulation §§ 1.409A-3(i)(5)(v), (vi) and (vii): (i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) fifty percent (50%) or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company or (2) any acquisition by any entity pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (iii) of this definition; or (ii) a change in the composition of the Board that results in the Continuing Directors (as defined below) no longer constituting a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the Effective Date or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or (iii) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company, or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two (2) conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one (1) or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and

(y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, fifty percent (50%) or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or (iv) the liquidation or dissolution of the Company.

8.
Modified Section 280G Cutback. Notwithstanding any other provision of this Agreement, except as set forth in Section 8(b), in the event that the Company undergoes a “Change in Ownership or Control” (as defined below), the following provisions shall apply:
(a)
The Company shall not be obligated to provide to the Executive any portion of any “Contingent Compensation Payments” (as defined below) that the Executive would otherwise be entitled to receive to the extent necessary to eliminate any “excess parachute payments” (as defined in Section 280G(b)(1) of the Code) for the Executive. For purposes of this Section 8, the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.”
(b)
Notwithstanding the provisions of Section 8(a), no such reduction in Contingent Compensation Payments shall be made if (1) the Eliminated Amount (computed without regard to this sentence) exceeds (2) 100% of the aggregate present value (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-31 and Q/A-32 or any successor provisions) of the amount of any additional taxes that would be incurred by the Executive if the Eliminated

Payments (determined without regard to this sentence) were paid to the Executive (including state and federal income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the Code payable with respect to all of the Contingent Compensation Payments in excess of the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), and any withholding taxes). The override of such reduction in Contingent Compensation Payments pursuant to this Section 8(b) shall be referred to as a “Section 8(b) Override.” For purpose of this paragraph, if any federal or state income taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal and state income tax rate provided by law.
(c)
For purposes of this Section 8 the following terms shall have the following respective meanings:
(i)
“Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.
(ii)
“Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to or for the benefit of a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.

(d)
Any payments or other benefits otherwise due to the Executive following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments (the “Potential Payments”) shall not be made until the dates provided for in this Section 8(d). Within thirty (30) days after each date on which the Executive first becomes entitled to receive (whether or not then due) a Contingent Compensation Payment relating to such Change in Ownership or Control, the Company shall determine and notify the Executive (with reasonable detail regarding the basis for its determinations) (1) which Potential Payments constitute Contingent Compensation Payments, (2) the Eliminated Amount and (3) whether the Section 8(b) Override is applicable. Within thirty (30) days after delivery of such notice to the Executive, the Executive shall deliver a response to the Company (the “Executive Response”) stating either (A) that the Executive agrees with the Company’s determination pursuant to the preceding sentence or (B) that the Executive disagrees with such determination, in which case the Executive shall set forth (x) which Potential Payments should be characterized as Contingent Compensation Payments, (y) the Eliminated Amount, and (z) whether the Section 8(b) Override is applicable. In the event that the Executive fails to deliver an Executive Response on or before the required date, the Company’s initial determination shall be final. If the Executive states in the Executive Response that the Executive agrees with the Company’s determination, the Company shall make the Potential Payments to the Executive within three (3) business days following delivery to the Company of the Executive Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). If the Executive states in the Executive Response that the Executive disagree with the Company’s determination, then, for a period of sixty (60) days following delivery of the Executive Response, the Executive and the Company shall use good faith efforts to resolve such dispute. If such dispute is not resolved within such 60-day period, such dispute shall be settled exclusively by arbitration in Charlestown, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall, within three (3) business days following delivery to the

Company of the Executive Response, make to the Executive those Potential Payments as to which there is no dispute between the Company and the Executive regarding whether they should be made (except for any such Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). The balance of the Potential Payments shall be made within three (3) business days following the resolution of such dispute.
(e)
The Contingent Compensation Payments to be treated as Eliminated Payments shall be determined by the Company by determining the “Contingent Compensation Payment Ratio” (as defined below) for each Contingent Compensation Payment and then reducing the Contingent Compensation Payments in order beginning with the Contingent Compensation Payment with the highest Contingent Compensation Payment Ratio. For Contingent Compensation Payments with the same Contingent Compensation Payment Ratio, such Contingent Compensation Payment shall be reduced based on the time of payment of such Contingent Compensation Payments with amounts having later payment dates being reduced first. For Contingent Compensation Payments with the same Contingent Compensation Payment Ratio and the same time of payment, such Contingent Compensation Payments shall be reduced on a pro rata basis (but not below zero) prior to reducing Contingent Compensation Payment with a lower Contingent Compensation Payment Ratio. The term “Contingent Compensation Payment Ratio”

shall mean a fraction the numerator of which is the value of the applicable Contingent Compensation Payment that must be taken into account by the Executive for purposes of Section 4999(a) of the Code, and the denominator of which is the actual amount to be received by the Executive in respect of the applicable Contingent Compensation Payment. For example, in the case of an equity grant that is treated as contingent on the Change in Ownership or Control because the time at which the payment is made or the payment vests is accelerated, the denominator shall be determined by reference to the fair market value of the equity at the acceleration date, and not in accordance with the methodology for determining the value of accelerated payments set forth in Treasury Regulation Section 1.280G-1 Q/A-24(b) or (c)).

(f)
The provisions of this Section 8 are intended to apply to any and all payments or benefits available to the Executive under this Agreement or any other agreement or plan under which the Executive receives Contingent Compensation Payments.
9.
Restrictive Covenants Agreements. As a condition of the Executive’s employment, the Executive shall execute and comply with the terms of the Invention, Nondisclosure and Nonsolicitation Agreement attached hereto as Exhibit B. The Executive also will be required, following the Executive’s commencement of employment and as a condition of the Executive’s receipt of the equity grant set forth in Section 4(c) above, to enter into the Company’s standard form of Noncompetition Agreement, a copy of which form is attached hereto as Exhibit C for the Executive’s review.
10.
Absence of Restrictions. The Executive represents and warrants that the Executive is not bound by any employment contracts, restrictive covenants or other restrictions that prevent the Executive from entering into employment with, or carrying out the Executive’s responsibilities for, the Company, or which are in any way inconsistent with any of the terms of this Agreement.
11.
Notice. Any notice delivered under this Agreement shall be deemed duly delivered three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one (1) business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, or immediately upon hand delivery, in each case to the address of the recipient set forth below.

To Executive:

At the address set forth in the Executive’s personnel file

To Company:

Solid Biosciences Inc. 500 Rutherford Avenue Third Floor Charlestown, MA 02129

Either Party may change the address to which notices are to be delivered by giving notice of such change to the other Party in the manner set forth in this Section 11.

12.
Applicable Law; Jury Trial Waiver. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without reference to the conflict of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of Delaware (or, if appropriate, a federal court located within the State of Delaware), and the Company and the Executive each consents to the jurisdiction of such a court. The Company and the Executive each hereby irrevocably waives any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.
13.
Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both Parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of the Executive are personal and shall not be assigned by the Executive.
14.
At-Will Employment. During the Term of Employment, the Executive will continue to be an at-will employee of the Company, which means that, notwithstanding any other provision set forth herein, the employment relationship can be terminated by either Party for any reason, at any time, with or without prior notice and with or without Cause.
15.
Acknowledgment. The Executive states and represents that the Executive has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Executive further states and represents that the Executive has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs the Executive’s name of the Executive’s own free act.
16.
No Oral Modification, Waiver, Cancellation or Discharge. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.
17.
Captions and Pronouns. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

18.
Interpretation. The Parties agree that this Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the drafting Party. References in this Agreement to “include” or “including” should be read as though they said “without limitation” or equivalent forms. References in this Agreement to the “Board” shall include any authorized committee thereof.

19.
Severability. Each provision of this Agreement must be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Moreover, if a court of competent jurisdiction determines any of the provisions contained in this Agreement to be unenforceable because the provision is excessively broad in scope, whether as to duration, activity, geographic application, subject or otherwise, it will be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law to achieve the intent of the Parties.
20.
Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.
21.
Legal Fees. The Company will reimburse the Executive, or pay directly on the Executive’s behalf, for the reasonable and documented attorneys’ fees the Executive incurs in connection with the review and negotiation of this Agreement and any related agreements between the parties, up to a maximum of $5,000.00.

[Signatures on Page Following]

_________________

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year set forth above.

SOLID BIOSCIENCES INC.

By: /s/ Bo Cumbo
Name: Bo Cumbo

Title: Chief Executive Officer

Executive
/s/ Kevin Tan

EXHIBIT A

Payments Subject to Section 409A

1.
Subject to this Exhibit A, any severance payments that may be due under the Agreement shall begin only upon the date of the Executive’s “separation from service” (determined as set forth below) which occurs on or after the termination of the Executive’s employment. The following rules shall apply with respect to distribution of the severance payments, if any, to be provided to the Executive under the Agreement, as applicable:

(a)
It is intended that each installment of the severance payments provided under the Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code (“Section 409A”). Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

(b)
If, as of the date of the Executive’s “separation from service” from the Company, the Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments shall be made on the dates and terms set forth in the letter agreement.

(c)
If, as of the date of the Executive’s “separation from service” from the Company, the Executive is a “specified employee” (within the meaning of Section 409A), then:

(i)
Each installment of the severance payments due under the Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the Executive’s separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms set forth in the Agreement; and

(ii)
Each installment of the severance payments due under the Agreement that is not described in this Exhibit A, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following the Executive’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Executive’s second taxable year following the taxable year in which the separation from service occurs.

2.
The determination of whether and when the Executive’s separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of Section 2 of this Exhibit A, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

3.
All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in the Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

4.
The Company makes no representation or warranty and shall have no liability to the Executive or to any other person if any of the provisions of the Agreement (including this Exhibit A) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.

5.
The Agreement is intended to comply with, or be exempt from, Section 409A and shall be interpreted accordingly.

[Remainder of page intentionally left blank.]

EXHIBIT B

Invention, Nondisclosure and Nonsolicitation Agreement

EXHIBIT B – INVENTION, NONDISCLOSURE AND NONSOLICITATION AGREEMENT

This Invention, Nondisclosure and Nonsolicitation Agreement (this “Agreement”) is made by and between Solid Biosciences Inc., a Delaware corporation (together with its subsidiaries, the “Company”), and Kevin Tan (the “Employee”).

In consideration of the employment or continued employment of the Employee by the Company, the Employee and the Company agree as follows:

1.
Condition of Employment.

The Employee acknowledges that the Employee’s employment and/or the continuance of that employment with the Company is contingent upon the Employee’s agreement to sign and adhere to the provisions of this Agreement. The Employee further acknowledges that the nature of the Company’s business is such that protection of its proprietary and confidential information is critical to the survival and success of the Company’s business.

2.
Proprietary and Confidential Information.
(a)
The Employee agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business or financial affairs (collectively, “Proprietary Information”), whether disclosed to or otherwise learned by the Employee prior to or following the date of this Agreement, is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include discoveries, ideas, inventions, products, product improvements, product enhancements, processes, methods, techniques, formulas, compositions, compounds, negotiation strategies and positions, projects, developments, plans (including business and marketing plans), research data, clinical data, financial data (including sales costs, profits, pricing methods), personnel data obtained pursuant to the Employee’s duties and responsibilities, computer programs (including software used pursuant to a license agreement), customer, prospect and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company. Except as otherwise permitted by Section 5 below, the Employee has not and will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of the Employee’s duties as an employee of the Company) without written approval by an officer of the Company, either during or after the Employee’s employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by the Employee. While employed by the Company, the Employee has used and will use the Employee's reasonable best efforts to prevent unauthorized publication or disclosure of any of the Company’s Proprietary Information.

(b)
The Employee agrees that all files, documents, letters, memoranda, reports, records, data, sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible or intangible material containing Proprietary Information, whether created by the Employee or others, which have come and which come into the Employee’s custody or possession, shall be and are the exclusive property of the Company and have been and will be used by the Employee only in the performance of the Employee’s duties for the Company and have not and shall not be copied or removed from the Company’s premises except in the pursuit of the business of the Company. All such materials or copies thereof and all tangible property of the Company (including, without limitation, computers, cellular telephones, credit cards, keys, access cards and the like) in the custody or possession of the Employee shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of the Employee’s employment for any reason. After such delivery, the Employee shall not retain any such materials or copies thereof or any such tangible property.
(c)
The Employee agrees that the Employee’s obligation not to disclose or to use information and materials of the types set forth in Sections 2(a) and 2(b) above, and the Employee’s obligation to return materials and tangible property, set forth in Section 2(b) above, also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee in the course of the Company’s business.
3.
Developments.
(a)
The Employee has attached hereto, as Schedule 1, a list describing all discoveries, ideas, inventions, improvements, enhancements, processes, methods, techniques, developments, software, and works of authorship, whether patentable or not, which were created, made, conceived or reduced to practice by the Employee prior to the Employee’s employment by the Company and which are owned by the Employee, which relate directly or indirectly to the current or anticipated future business of the Company, and which are not assigned to the Company hereunder (collectively, “Prior Developments”); or, if no such list is attached, the Employee represents that there are no Prior Developments. The Employee agrees not to incorporate any Prior Developments into any Company product, material, process or service without prior written consent of an officer of the Company. If the Employee has incorporated or does incorporate any Prior Development into any Company product, material, process or service, the Employee hereby grants to the Company a nonexclusive, worldwide, perpetual, transferable, irrevocable, royalty-free, fully-paid right and license to make, have made, use, offer for sale, sell, import, reproduce, modify, prepare derivative works, display, perform, transmit, distribute and otherwise exploit such Prior Development and to practice any method related thereto.

(b)
The Employee has made and will make full and prompt disclosure to the Company of all discoveries, ideas, inventions, improvements, enhancements, processes, methods, techniques, developments, software, and works of authorship, whether patentable or not, which have been or are created, made, conceived or reduced to practice by the Employee or under the Employee’s direction or jointly with others during the Employee’s employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Developments”). The Employee acknowledges that each original work of authorship which has been or is made by the Employee (solely or jointly with others) within the scope of and during the period of the Employee’s employment with the Company and which is protectable by copyright is a “work made for hire,” as that term is defined in the United States Copyright Act. The Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all the Employee’s right, title and interest in and to all Developments (other than Prior Developments listed on Schedule 1, if any) and all related patents, patent applications, copyrights and copyright applications. However, this Section 3(b) shall not apply to Developments which do not relate to the business or research and development conducted or planned to be conducted by the Company at the time such Development is created, made, conceived or reduced to practice and which are made and conceived by the Employee not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information. The Employee understands that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this Section 3(b) shall be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. The Employee also hereby waives all claims to moral rights in any Developments.
(c)
The Employee agrees to cooperate fully with the Company, both during and after the Employee’s employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. The Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development. The Employee further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Employee on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Employee, and the Employee hereby irrevocably designates and appoints each executive officer of the Company as the Employee’s agent and attorney-in-fact to execute any such papers on the Employee’s behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.

4.
Obligations to Third Parties.

The Employee represents that, except as the Employee has disclosed in writing to the Company on Schedule 1 attached hereto, the Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of the Employee’s employment with the Company, to refrain from competing, directly or indirectly, with the business of such previous employer or any other party or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. The Employee further represents that the Employee’s performance of all the terms of this Agreement and the performance of the Employee’s duties as an employee of the Company do not and will not conflict with or breach any agreement with any prior employer or other party (including, without limitation, any nondisclosure or noncompetition agreement), and that the Employee will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

5.
Scope of Disclosure Restrictions.

Nothing in this Agreement prohibits the Employee from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings. The Employee is not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information the Employee obtained through a communication that was subject to the attorney-client privilege. Further, notwithstanding the Employee’s confidentiality and nondisclosure obligations, the Employee is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

6.
United States Government Obligations.

The Employee acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Employee agrees to be bound by all such obligations and restrictions which are made known to the Employee and to take all action necessary to discharge the obligations of the Company under such agreements.

7.
Customer Nonsolicitation. The Employee agrees that during the period of the Employee’s employment and the one year period following the termination thereof, regardless of the reason for such termination, the Employee will not, directly or indirectly, whether as an owner, partner, officer, director, employee, consultant, investor, lender or otherwise, contact, solicit, divert, do business with, take away, or attempt to contact, solicit, divert, do business with, or take away, any clients, customers, or accounts, or prospective clients, customers, or accounts, of the Company, or any of the Company’s business with such clients, customers, or accounts. As used in this section, the term “client,” “customer,” or “account” shall include: (i) any person or entity that is a client, customer or account of the Company on the date of this Agreement or becomes a client, customer or account of the Company during the period of the Employee’s employment with the Company or the one year period thereafter; (ii) any person or entity that was a client, customer or account of the Company at any time during the two year period preceding the date of termination of the Employee’s employment; and (iii) any prospective client, customer or account to whom the Company has made a presentation (or similar offering of services) within a period of two years preceding the date of termination of the Employee’s employment.
8.
Nonsolicitation of Employees and Consultants. The Employee agrees that during the period of the Employee’s employment and the one year period following the termination thereof, regardless of the reason for such termination, the Employee will not, directly or indirectly, whether as an owner, partner, officer, director, employee, consultant, investor, lender or otherwise, seek to solicit or induce any Company employee or consultant, or any such person whose employment or consultancy with the Company has terminated within six months prior to or after the Employee’s termination from the Company, to leave his or her employment or consultancy with the Company, or assist in the recruitment or hiring of any such person.
9.
Nondisparagement. The Employee agrees that he or she shall not at any time, whether during or after the termination of his or her employment, regardless of the reason for such termination, make to any person or entity (including via social media) disparaging comments relating to the Company’s services and products. Notwithstanding the foregoing, nothing in this Agreement precludes Employee from (i) making any report or disclosure to a government agency to the extent required or protected by statute, regulation or other applicable law; or (ii) testifying truthfully in any legal proceedings to the extent compelled by a valid subpoena.

10.
Miscellaneous.
(a)
Equitable Remedies. The Employee acknowledges that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach or threatened breach of this Agreement may result in the Company incurring substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Employee agrees that the Company, in addition to such other remedies which may be available, shall have the right to seek an injunction from a court restraining such a breach or threatened breach without posting a bond and the right to specific performance of the provisions of this Agreement and the Employee hereby waives the adequacy of a remedy at law as a defense to such relief.
(b)
Disclosure of this Agreement. The Employee hereby authorizes the Company to notify others, including but not limited to customers of the Company and any of the Employee’s future employers or prospective business associates, of the terms and existence of this Agreement and the Employee’s continuing obligations to the Company hereunder.
(c)
Not Employment Contract. The Employee acknowledges that this Agreement does not constitute a contract of employment, does not imply that the Company will continue the Employee’s employment for any period of time and does not change the at-will nature of the Employee’s employment.
(d)
Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by the Employee. The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ the Employee may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.
(e)
Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby. If one or more provisions of this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provision shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear. The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either of the parties.

(f)
Waivers. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.
(g)
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflicts of laws provisions thereof). Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts), and the Company and the Employee each consents to the jurisdiction of such a court. The Company and the Employee each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.
(h)
Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral, between the Employee and the Company relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Employee and the Company. The Employee agrees that any change or changes in the Employee’s duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.
(i)
Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

The employee acknowledges that he/she has carefully read this Agreement, understands and agrees to all of the provisions in this Agreement, and hereby executes this Agreement under seal.

Solid Biosciences Inc.

By: /s/ Alexander Cumbo

Alexander Cumbo

President and Chief Executive Officer

Employee:
/s/ Kevin Tan 1/9/2023
Name Date

SCHEDULE 1

List of prior developments and original works of authorship excluded under Section 3(a) or conflicting agreements disclosed under Section 4.

Title Date Identifying Number or Brief Description

Separation Agreement and Release dated November 23, 2022 between Employee and Selecta Biosciences, Inc. containing non-solicitation and confidentiality terms similar to those set forth in this Agreement.

Employment Agreement and Restrictive Covenant Agreement each dated September 20, 2021 between Employee and Selecta Biosciences, Inc. containing non-solicitation and confidentiality terms similar to those set forth in this Agreement.

Except as indicated above on this Schedule 1, I have no Prior Developments to disclose pursuant to Section 3(a) of this Agreement and no agreements to disclose pursuant to Section 4 of this Agreement.

Employee:

/s/ Kevin Tan 1/9/2023
Name Date

EXHIBIT C

Form of Noncompetition Agreement

EXHIBIT C - NONCOMPETITION AGREEMENT

This Noncompetition Agreement (the “Agreement”) is made between Solid Biosciences Inc., a Delaware corporation (including its subsidiaries, the “Company”), and the undersigned employee (the “Employee”).

For good consideration, including, with respect to the noncompetition restrictions, the additional consideration set forth in Section 1(c), the Employee and the Company agree as follows:

1.
Noncompetition.
(a)
During the Restricted Period (as defined below), the Employee will not, in the Applicable Territory (as defined below), directly or indirectly, whether as an owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the passive holder of not more than 1% of the outstanding stock of a publicly-held company, engage or assist others in engaging in any business or enterprise that is competitive with the Company’s business, including but not limited to any business or enterprise that develops, manufactures, researches, markets, licenses, sells or provides any product or service that competes with any product or service developed, researched, manufactured, marketed, licensed, sold or provided, or planned to be developed, manufactured, researched, marketed, licensed, sold or provided by the Company (a “Competitive Company”), if the Employee would be performing a job or job duties or services for the Competitive Company that are the same as or substantially similar to the job or job duties or services that the Employee performed for the Company at any time during the last two years of the Employee’s employment.
(b)
Certain Definitions. Solely for purposes of this Section 1:
i.
the “Restricted Period” shall include the duration of the Employee’s employment with the Company and the twelve month period thereafter. Notwithstanding the foregoing, the Restricted Period shall end immediately upon the Employee’s last day of employment with the Company if: (x) the Company terminates the Employee’s employment without Cause (as defined below); (y) the Company notifies the Employee in writing that it is waiving the post-employment restrictions set forth in this Section or (z) Employee terminates his employment for Good Reason (as such term is defined in the Employment Agreement).
ii.
“Applicable Territory” shall mean the geographic areas in which the Employee provided services or had a material presence or influence at any time during his/her last two years of employment.
iii.
“Cause” shall have the meaning ascribed to such term in the Employment Agreement.

iv.
“Employment Agreement” shall mean that certain Employment Agreement between

Company and the Employee dated effective as of [ ], 2023.

(c)
Additional Consideration for Noncompetition Restrictions. In exchange for the Employee’s compliance with the restrictions set forth in this Section 1, the Company will grant the Employee an equity award, as is more fully set forth in Section 4(c) of the Employment Agreement, and, further, during the post-employment portion of the Restricted Period, the Company will pay the Employee one thousand dollars ($1,000) per month (the “Noncompete Consideration”). The Noncompete Consideration will be paid ratably in accordance with the Company’s regular payroll practices, commencing with the first payroll cycle beginning after the Employee’s separation date, except as may otherwise be required by Section 3(h) below. The Employee understands and agrees that the Company may discontinue or otherwise not provide the Noncompete Consideration (i) if the Restricted Period expires upon the termination of the employment relationship pursuant to the last sentence of Section 1(b)(i), (ii) if the Employee breaches this Agreement, or (iii) during any portion of the Restricted Period that has been extended in accordance with Section 1(b)(i); provided, however, that with respect to (ii) or (iii), any such cessation shall not excuse the Employee’s compliance with his/her obligations under this Section 1 or otherwise in this Agreement. The Employee understands and agrees that the above-stated consideration has been mutually agreed upon by the Company and the Employee, is fair and reasonable, and is sufficient consideration in exchange for the restrictions set forth in this Section 1.
2.
Notice of New Business Activities. The Employee agrees that during any period of time when the Employee is subject to restrictions pursuant to Section 1, the Employee will notify any prospective employer or business associate of the terms and existence of this Agreement and the Employee’s continuing obligations to the Company hereunder. The Employee further agrees, during such period, to give notice to the Company of each new business activity the Employee plans to undertake, at least ten business days prior to beginning any such activity that could reasonably be viewed to be in conflict with the Employee’s obligations under this Agreement. The notice shall state the name and address of the individual, corporation, association or other entity or organization (“Entity”) for whom such activity is undertaken and the name of the Employee’s business relationship or position with the Entity. The Employee also agrees to provide the Company with other pertinent information concerning such business activity as the Company may reasonably request in order to determine the Employee’s continued compliance with his/her obligations under this Agreement.
3.
Miscellaneous.
(a)
Equitable Remedies. The Employee acknowledges that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach or threatened breach of this Agreement may result in the Company incurring substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Employee agrees that the Company, in addition to any and all other remedies which may be available, shall have the right to seek an injunction from a court restraining such a breach or threatened breach without posting a bond and the right to specific performance of the provisions of this Agreement and the Employee hereby waives the adequacy of a remedy at law as a defense to such relief.
(b)
Not Employment Contract. The Employee acknowledges that this Agreement does not constitute a contract of employment, does not imply that the Company will continue his/her employment for any period of time, and does not change the at-will nature of his/her employment.

(c)
Acknowledgments. The Company hereby advises the Employee and the Employee hereby acknowledges that he or she has the right to consult with counsel prior to signing this Agreement. The Employee further acknowledges that this Agreement is supported by fair and reasonable consideration independent from the Employee’s continued employment, that the Employee has been provided at least ten

(10) business days to review this Agreement, and that this Agreement shall not take effect until the eleventh (11th) business day following the date on which the Company provided it to the Employee for review and execution.

(d)
Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him or her. The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ the Employee may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.
(e)
Interpretation. If any restriction or definition set forth in this Agreement is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of conduct, activities, or geographic area, it shall be interpreted to extend only over the maximum period of time, range of conduct, activities or geographic area as to which it may be enforceable.
(f)
Severability. If any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, and cannot be reformed to make it enforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall in no way be affected or impaired thereby.
(g)
Waivers. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.
(h)
Tax Withholding; Section 409A. Any compensatory payments under or referred to in this Agreement will be subject to all required tax and other withholdings. This Agreement is intended to comply with or be exempt from the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and the Agreement will, to the extent practicable, be construed in accordance therewith. Terms defined in this Agreement will have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A and a termination of employment will mean a “separation from service” as defined in Section 409A. For purposes of this Agreement, each amount to be paid or benefit to be provided, including a series of installment payments, will be construed as a separate identified payment for purposes of Section 409A. If and to the extent any portion of any payment, compensation or other benefit provided to the Employee in connection with his/her separation from service (as defined in Section 409A) is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Employee is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, as determined by the Company in accordance with its procedures, by which determination the

Employee hereby agrees that he/she is bound, such portion of the payment, compensation or other benefit will not be paid before the earlier of (i) the day that is six months plus one day after the date of separation from service (as determined under Section 409A) or (ii) the tenth day after the date of his/her death (as applicable, the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to the Employee during the period between the date of separation from service and the New Payment Date will be paid to the Employee in a lump sum in the first payroll period beginning after such New Payment Date (or, with respect to payment after death, as soon as reasonably practicable and within the time limits permitted by Section 409A), and any remaining payments will be paid on their original schedule. In any event, the Company makes no representations or warranty and will have no liability to the Employee or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Section 409A but not to satisfy the conditions of that section

(i)
Governing Law and Consent To Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflicts of laws provisions thereof). Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court in Suffolk County, Massachusetts (or, if appropriate, a federal court located within Massachusetts), and the Company and the Employee each consents to the jurisdiction of such courts. The Company and the

Employee each hereby irrevocably waives any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.
(j)
Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral, between the Employee and the Company relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Employee and the Company. The Employee agrees that any change or changes in his/her duties, authority, title, reporting relationship, territory, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.
(k)
Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

The employee acknowledges that he/she has carefully read this agreement, understands and agrees to all of the provisions in this agreement, and hereby executes this agreement under seal.

Solid Biosciences Inc.

By: AlexanderCumbo

President and Chief Executive Officer

Employee:

[Name] Date

EXHIBIT D

Form of Release

EXHIBIT D TO EMPLOYMENT AGREEMENT

VIA HAND DELIVERY

[Insert Date]

Kevin Tan

[Insert Employee Address]

Dear Kevin Tan:

As we discussed, your employment with Solid Biosciences Inc. (the “Company”) [is ending][has ended] effective [insert Separation Date] (the “Separation Date”). As we also discussed, you will be eligible to receive the severance benefits described in [Section 7(b) or 7(c)] of the Employment Agreement dated [insert date] between you and the Company to which this letter agreement is attached as Exhibit D (the “Employment Agreement”), and referenced in paragraph 1 below, if you sign and return this letter agreement to me on or before [insert return date2], but no earlier than the Separation Date, and do not revoke your agreement (as described below). By signing and returning this letter agreement and not revoking your acceptance, you will be entering into a binding agreement with the Company and will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in paragraph 2. Therefore, you are advised to consult with an attorney before signing this letter agreement and you have been given at least [twenty-one (21)][forty-five (45)3] days to do so. If you sign this letter agreement, you may change your mind and revoke your agreement during the seven

(7) business day period after you have signed it (the “Revocation Period”) by notifying me in writing. If you do not so revoke, this letter agreement will become a binding agreement between you and the Company upon the expiration of the Revocation Period.

Although your receipt of the severance benefits is expressly conditioned on your entering into this letter agreement, the following will apply regardless of whether or not you do so:

•
As of the Separation Date, all salary payments from the Company will cease and any benefits you had as of the Separation Date under Company-provided benefit plans, programs, or practices will terminate, except as required by federal or state law.
•
You will receive payment for your final wages and any unused vacation time accrued through the Separation Date.

•
You may, if eligible and at your own cost, elect to continue receiving group medical insurance pursuant to the “COBRA” law. Please consult the COBRA materials to be provided under separate cover for details regarding these benefits.
•
You are obligated to keep confidential and not to use or disclose any and all non-public information concerning the Company that you acquired during the course of your employment with the Company, including any non-public information concerning the Company’s business affairs, business prospects, and financial condition, except as otherwise permitted by paragraph 8 below. Further, you remain subject to your continuing obligations to the Company as set forth in the Invention, Nondisclosure and Nonsolicitation Agreement and Noncompetition Agreement attached to the Employment Agreement as Exhibits B and C (the “Restrictive Covenants Agreements”), which remain in full force and effect.
•
You must return to the Company no later than the Separation Date all Company property.

If you elect to timely sign and return this letter agreement and do not revoke your acceptance within the Revocation Period, the following terms and conditions will also apply:

1.
Severance Benefits –The Company will provide you with the pay and benefits set forth in [Section 7(b) or 7(c)] of the Employment Agreement (the “severance benefits”), in accordance with and subject to the terms thereof.

You will not be eligible for, nor shall you have a right to receive, any payments or benefits from the Company following the Separation Date other than as set forth in this paragraph.

2.
Release of Claims – In consideration of the severance benefits, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its past and present affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that you ever had or now have against any or all of the Released Parties, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to your employment with or separation from, and/or ownership of securities of the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29

U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102, Mass. Gen. Laws

ch. 214, § 1C (Massachusetts right to be free from sexual harassment law), the Massachusetts

Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Parental Leave Act, Mass. Gen. Laws ch. 149, § 105D, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended; all rights and claims under the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq., as amended (Massachusetts law regarding payment of wages and overtime), including any rights or claims thereunder to unpaid wages, including overtime, bonuses, commissions, and accrued, unused vacation time; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of or related to the Employment Agreement); all claims to any non-vested ownership interest in the Company, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that this release of claims shall not (i) prevent you from filing a charge with, cooperating with, or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission or a state fair employment practices agency (except that you acknowledge that you may not recover any monetary benefits in connection with any such claim, charge, investigation, or proceeding, and you further waive any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such claim, charge, investigation or proceeding), (ii) deprive you of your rights with respect to any vested rights under any employee benefit plan or policy, stock plan or deferred compensation arrangement, or any health care continuation to the extent required by applicable law; (iii) deprive you of any rights you may have to be indemnified by the Company as provided in any agreement between the Company and you or pursuant to the Company’s Certificate of Incorporation or by-laws. Notwithstanding anything to the contrary in this Agreement, it is understood and agreed by the parties that the claims released pursuant to this Section are not intended to and do not release, restrict, or impair any claim arising out of the Company’s breach of this Agreement and any and all agreements contemplated or executed in connection herewith.

3.
Continuing Obligations – You acknowledge and reaffirm your obligation, except as otherwise permitted by paragraph 8 below, to keep confidential and not to use or disclose any and all non-public information concerning the Company acquired by you during the course of your employment with the Company, including, but not limited to, any non-public information concerning the Company’s business, operations, products, programs, affairs, performance, personnel, technology, science, intellectual property, plans, strategies, approaches, prospects, financial condition or development related matters. You also acknowledge all of your continuing obligations pursuant to the Restrictive Covenant Agreements you executed in connection with your employment, which survive your separation from employment with the Company and shall remain in full force and effect. [In addition, as an express condition of your receipt of the severance benefits, you agree that, for a period of one (1) year following the Separation Date, you will not, in the Applicable Territory (as defined in the Noncompetition Agreement dated [insert date]), directly or indirectly, whether as an owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the passive holder of not more than 1% of the outstanding stock of a publicly-held company, engage or assist others in engaging in any business or enterprise that is competitive with the Company’s business, including but not limited to any Competitive Company (as defined in the Noncompetition Agreement), if you would be performing a job or job duties or services for the Competitive Company that are the same as or substantially similar to the job or job duties or services that you performed for the Company at any time during the last two (2) years of your employment. If any restriction set forth in this paragraph is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable. If you violate the non-competition provisions set forth in this paragraph, you shall continue to be bound by such restrictions until a period of one (1) year has expired without any violation of such provisions.]4

4.
Non-Disparagement – You understand and agree that, to the extent permitted by law and except as otherwise permitted by paragraph 8 below, you will not, in public or private, make any false, disparaging, derogatory or defamatory statements, online (including, without limitation, on any social media, networking, or employer review site) or otherwise, to any person or entity, including, but not limited to, any media outlet, industry group, financial institution or current or former employee, board member, consultant, client or customer of the Company, regarding the Company or its affiliates or any of their respective officers, directors, managers or employees, or regarding the Company’s business affairs, business prospects, or financial condition. The Company agrees that the Board of Directors and senior management of the Company shall refrain from making any false, disparaging, derogatory or defamatory statements, online (including, without limitation, on any social media, networking, or employer review site) or otherwise, to any person or entity, regarding you.
5.
Return of Company Property – You confirm that you have returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software, printers, flash drives and other storage devices, wireless handheld devices, cellular phones, tablets, etc.), Company identification, and any other Company owned property in your possession or control, and that you have left intact, and have otherwise not destroyed, deleted, or made inaccessible to the Company, all electronic Company documents, including, but not limited to, those that you developed or helped to develop during your employment, and that you have not (a) retained any copies in any form or media; (b) maintained access to any copies in any form, media, or location; (c) stored any copies in any physical or electronic locations that are not readily accessible or not known to the Company or that remain accessible to you; or (d) sent, given, or made accessible any copies to any persons or entities that the Company has not authorized to receive such electronic or hard copies. You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone accounts, and computer accounts.

6.
Business Expenses and Final Compensation – You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you. You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company, including payment for all wages, bonuses, and accrued, unused vacation time, and that no other compensation, benefit or consideration is owed to you except as provided herein.

7.
Confidentiality – You understand and agree that, to the extent permitted by law and except as otherwise permitted by paragraph 8 below, the terms and contents of this letter agreement, and the contents of the negotiations and discussions resulting in this letter agreement, shall be maintained as confidential by you and your agents and representatives and shall not be disclosed except as otherwise agreed to in writing by the Company.

8.
Scope of Disclosure Restrictions – You understand that nothing in this letter agreement or elsewhere prohibits you from filing a charge or complaint with the Securities and Exchange Commission or any other federal, state, or local governmental regulatory or law enforcement agency (“Government Agencies”). You further understand that nothing in this letter agreement or elsewhere limits your ability to, without notice or approval from the Company, communicate with any Government Agencies or otherwise participate in or fully cooperate with any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information to a Government Agency, nor does it limit your right to participate in the Securities and Exchange Commission’s whistleblower program. Further, notwithstanding your confidentiality and nondisclosure obligations, you are hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”
9.
Cooperation – You agree that, to the extent permitted by law, you shall cooperate fully with the Company in the investigation, defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against the Company by a third party or by or on behalf of the Company against any third party, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator. Your full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with the Company’s counsel, at reasonable times and locations designated by the Company, to investigate or prepare the Company’s claims or defenses, to prepare for trial or discovery or an administrative hearing, mediation, arbitration or other proceeding, to provide any relevant information in your possession, and to act as a witness when requested by the Company. You further agree that, to the extent permitted by law, you will notify the Company promptly in the event that you are served with a subpoena (other than a subpoena issued by a government agency), or in the event that you are asked to provide a third party (other than a government agency) with information concerning any actual or potential complaint or claim against the Company.

10.
Amendment and Waiver – This letter agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This letter agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators. No delay or omission by the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other right.

A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

11.
Validity – Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.

12.
Nature of Agreement – You understand and agree that this letter agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.
13.
Acknowledgments – You acknowledge that you have been given at least [twenty-one (21)/forty-five (45)]5 days to consider this letter agreement, and that the Company is hereby advising you to consult with an attorney of your own choosing prior to signing this letter agreement. You understand that you may revoke this letter agreement for a period of seven (7) business days after you sign this letter agreement by notifying me in writing, and the letter agreement shall not be effective or enforceable until the expiration of this seven (7) business day revocation period. You understand and agree that by entering into this letter agreement, you are waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled.
14.
[Eligibility for Severance Program6 – Attached to this letter agreement as Attachment A is a description of (i) any class, unit or group of individuals covered by the program of severance benefits which the Company has offered to you, and any applicable time limits regarding such severance benefit program; and (ii) the job titles and ages of all individuals eligible or selected for such severance benefit program, and the job titles and ages of all individuals in the same job classification or organizational unit who are not eligible or who were not selected for such severance benefit program.]
15.
Voluntary Assent – You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter agreement. You further state and represent that you have carefully read this letter agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.
16.
Applicable Law; Equitable Remedies – This letter agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in the Commonwealth of Massachusetts (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement or the subject matter hereof. Further, you acknowledge that the restrictions referenced and contained in paragraph 3 of this letter agreement are necessary for the protection of the business and goodwill of the Company and are considered by you to be reasonable for such purpose. You agree that any breach or threatened breach of such provisions is likely to cause the Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, you agree that the Company, in addition to such other remedies that may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach without posting a bond, and the right to specific performance of such provisions, and you hereby waive the adequacy of a remedy at law as a defense to such relief.

17.
Entire Agreement – This letter agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to your severance benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, and commitments in connection therewith.
18.
Tax Acknowledgement – In connection with the severance benefits provided to you pursuant to this letter agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such severance benefits under applicable law. You acknowledge that you are not relying upon the advice or representation of the Company with respect to the tax treatment of any of the severance benefits.

If you have any questions about the matters covered in this letter agreement, please call me at

[Insert Phone Number].

Very truly yours,

By:

[Insert Name]
[Insert Title]

I hereby agree to the terms and conditions set forth above. I have been given at least [twenty-one (21)/forty-five (45)]7 days to consider this letter agreement, and I have chosen to execute this on the date below. I intend that this letter agreement will become a binding agreement between me and the Company if I do not revoke my acceptance in seven (7) business days.

Kevin Tan Date

To be returned in a timely manner as set forth on the first page of this letter agreement.

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to the Employment Agreement (“First Amendment”) effective as of August 14, 2025 (“Effective Date”) is made and entered by and between Solid Biosciences Inc. (the “Company”) and Kevin Tan (the “Executive”) (together, the “Parties”).

Whereas, the Parties wish to amend that certain Employment Agreement by and between Company and Executive effective January 9, 2023 (“Agreement”).

Now therefore, in consideration of the mutual promises set forth herein, the Parties agree as follows:

1.
Section 7(b) of the Agreement shall be deleted in its entirety and replaced with the following:

(b) Termination by the Company Without Cause or by the Executive With Good Reason More than Three (3) Months Prior to or More Than Twelve Months Following a Change in Control. If the Executive’s employment is terminated by the Company without Cause pursuant to Section 6(b) or by the Executive with Good Reason pursuant to Section 6(c) (in either case, a “Qualifying Termination”) more than three (3) months prior to or more than twelve (12) months following a Change in Control (as defined below), the Executive shall be entitled to the Accrued Obligations. In addition, and subject to Exhibit A and the conditions of Section 7(d), the Company shall: (i) continue to pay to the Executive, in accordance with the Company’s regularly established payroll procedures, the Executive’s Base Salary for a period of twelve (12) months, (ii) pay to the Executive, in a single lump sum on the Payment Date (as defined below) an amount equal to 100% of the Executive’s Target Bonus pro-rated for the year in which such Qualifying Termination occurs based on the number of full weeks the Executive has work for the Company in such year through the date of such termination; and (iii) provided the Executive is eligible for and timely elects to continue receiving group medical insurance pursuant to the “COBRA” law, continue to pay (but in no event longer than twelve (12) months following the Executive’s termination date) the share of the premium for health coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage, unless the Company’s provision of such COBRA payments will violate the nondiscrimination requirements of applicable law, in which case this benefit will not apply (collectively, the “Severance Benefits”).”

2.
Section 7(c) of the Agreement shall be deleted in its entirety and replaced with the following:

(c) Termination by the Company Without Cause or by the Executive With Good Reason Within Three (3) Months Prior to or Within Twelve Months Following a Change in Control. If a Qualifying Termination occurs within three (3) months prior to or within twelve (12) months following a Change in Control, then the Executive shall be entitled to the Accrued Obligations. In addition, and subject to Exhibit A and the conditions of Section 7(d), the Company shall: (i) continue to pay to the Executive, in accordance with the Company’s regularly established payroll procedures, the Executive’s Base Salary for a period of twelve (12) months; (ii) pay to the Executive, in a single lump sum on the Payment Date an amount equal to 100% of the Executive’s Target Bonus for the year in which such Qualifying Termination occurs or the Executive’s Target Bonus immediately prior to the Change in Control, if higher, (iii) provided the Executive is eligible for and timely elects to continue receiving group medical insurance pursuant to the “COBRA” law, continue to pay (but in no event longer than twelve (12) months following the Executive’s termination date) the share of the premium for health coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage, unless the Company’s provision of such COBRA payments will violate the nondiscrimination requirements of applicable law, in which case this benefit will not apply, (iv) provide that the vesting of the Executive’s then-unvested equity awards that vest based solely on the passage of time shall be accelerated, such that all then unvested time-based equity awards shall vest and become fully exercisable or non-forfeitable as of the later of the termination date and the closing of the Change in Control; and (v) if any Executive equity awards are canceled, terminated, or otherwise extinguished in connection with the Change in Control (whether in exchange for cash, securities, or other consideration), and are not assumed or continued by the acquiring or successor entity, then upon the termination of Executive’s employment as described above, Executive shall be entitled to receive a lump-sum cash payment equal to the transaction value of the unvested portion of such awards as if such portion had fully vested immediately prior to the Change in Control (collectively, the “Change in Control Severance Benefits”).

3.
Section 7(d) of the Agreement shall be deleted in its entirety and replaced with the following:

(d) Severance and Release of Claims Agreement. As a condition of the Executive’s receipt of the Severance Benefits or the Change in Control Severance Benefits, as applicable, the Executive must execute and deliver to the Company a severance and release of claims agreement in a form to be provided by the Company (the “Severance Agreement”) (which will include, at a minimum, a release of all releasable claims, non-disparagement and cooperation obligations, a reaffirmation of the Executive’s continuing obligations under any existing restrictive covenant agreements, and an agreement not to compete with the Company for twelve (12) months following the Executive’s separation from employment), which Severance Agreement must become irrevocable within 60 days following the date of the Executive’s termination of employment (or such shorter period as may be directed by the Company). The Severance Benefits or the Change in Control Severance Benefits, as applicable, will be paid or commence to be paid in the first regular payroll beginning after the Severance Agreement becomes effective, provided that if the foregoing 60 day period (or shorter period as may be directed by the Company) would end in a calendar year subsequent to the year in which the Executive’s employment ends, the Severance Benefits or Change in Control Severance Benefits, as applicable, will not be paid or begin to be paid before the first payroll of the subsequent calendar year (the date the Severance Benefits or Change in Control Severance Benefits, as applicable, commence pursuant to this sentence, the “Payment Date”). For the avoidance of doubt, if the Executive experiences a Qualifying Termination prior to a Change in Control, (i) any then-outstanding and unvested equity awards that vest based solely on the passage of time held by the Executive shall remain outstanding (but any vesting shall be suspended) for up to (but no longer than) three (3) months following the date of termination so that, if it is later determined that such termination occurred during the three (3)-month period prior to the closing of a Change in Control and that the Executive is entitled to Change in Control acceleration and/or Change in Control Severance Benefits rather than Severance Benefits, the vesting of such awards may be accelerated, in accordance with Section 7(c) hereof, immediately prior to the closing of the Change in Control and (ii) any Change in Control Severance Benefits shall be reduced by any Severance Benefits previously paid to you, if it is later determined that the termination occurred during the three (3)-month period prior to the closing of a Change in Control and that you are entitled to Change in Control Severance Benefits rather than Severance Benefits.

4.
All capitalized terms used but not defined herein shall have the respective meanings given to them in the Agreement.

5.
Except as amended herein, all provisions of the Agreement shall remain in full force and effect.

6.
This First Amendment may be executed in two counterparts, both of which shall constitute one and the same legal instrument, and delivery of an executed copy of this First Amendment by a Party via pdf or other electronic transmission shall be as effective as delivery of a manually executed copy of this First Amendment by such Party.

IN WITNESS WHEREOF, the Parties have entered into this First Amendment as of the Effective Date.

Solid Biosciences Inc. By: /s/ Bo Cumbo Name: Bo Cumbo Title: President & CEO Date: 10/28/2025	Executive By: /s/ Kevin Tan Name: Kevin Tan Title: Chief Executive Officer Date: 10/28/2025